Morgan Stanley Dean Witter Latin American Growth Fund
Item 77(o) 10f-3 Transactions
July 1, 2000 - December 31, 2000


Security
Date of
Purchase
Price
Of
Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker


Petrobras
08/09/00
$24.00
39,520
0.738%
$2,047,697,952
0.463%
Merrill
Lynch
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